NEWS RELEASE RAZOR RESOURCES INC.

RAZOR RESOURCES INC. ANNOUNCES:

Razor Resources Inc. Announces Appointment of Sam Nastat as
President and Director of Razor Resources Inc.

Denver, CO November 29, 2010   RAZOR RESOURCES INC. (OTCBB: RZOR)
("Razor Resources Inc." or the "Company") announces the appointment of Sam Nastat as President and Director. Mr. Nastat has been involved with the resource sector of the capital markets for over 20 years. He has spent 14 years as director of oilfield project development, and in the 1990's he operated the Tule Canyon Mine in Gold Point Nevada. Mr. Nastat has served as a private client group consultant at Merrill Lynch where he garnered extensive experience in IPO and new venture funding. His direct operational experience within the resource sector, and general business acumen will prove to be a valuable asset to Razor Resources Inc.

"I am extremely pleased to be on board with Razor Resources." said
Mr. Nastat. "To operate a producing mine with such excellent potential for expansion is a truly great opportunity."

The Company also wishes to announce the resignation of both Mr.
Kelly Fielder from his position as President, CEO, and Director, and Mr. Paul Gladston from his position as Director. Razor Resources Inc. wishes to thank them for their past service and contributions to the company.

Razor Resources Inc. (RZOR:BB) is a Denver, CO based gold producer engaged in gold mining and its associated activities including:
exploration, extraction,processing, and reclamation. The Company specializes in sustainable, low-cost gold production and currently owns and operates the Clavo Rico mine in the Choluteca region of Honduras. www.razorresourcesinc.com

Forward-Looking Statements
This current report contains "forward-looking statements," as that term is defined in Section 27A of the United States Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Statements in this press release which are not purely historical are forward-looking statements and include any statements regarding beliefs,plans, expectations or intentions regarding the future, including but not limited to, continuing production from the "Clavo Rico Mine," or the generation of positive cash flow as a result, updating of the corporate website or the availability of an independent geological report outlining the concessions, their production, and their potential.

Actual results could differ from those projected in any forward-looking statements due to numerous factors. Such factors include, among others, the inherent uncertainties associated with mineral exploration and difficulties associated with obtaining financing on acceptable terms. We are not in control of gold prices and these could vary to make development uneconomic. These forward-looking statements are made as of the date of this news release, and we assume no obligation to update the forward-looking statements, or to update the reasons why actual results could differ from those projected in the forward-looking statements. Although we believe that the beliefs, plans, expectations and intentions contained in this press release are reasonable, there can be no assurance that such beliefs, plans, expectations or intentions will prove to be accurate. Investors should consult all of the information set forth herein and should also refer to the risk factors disclosure outlined in our most recent annual report for our last fiscal year, our quarterly reports, and other periodic reports filed from time-to-time with the Securities and Exchange Commission.




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